Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2025, except for Note 1, as to which the date is May 20, 2025, relating to the consolidated financial statements of Finance of America Companies Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as amended by Amendment No. 1 to the Annual Report on Form 10-K, dated May 20, 2025.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, P.C.
Philadelphia, Pennsylvania
February 13, 2026
BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.